As filed with the Securities and Exchange Commission on August 20, 1999.

                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                    USEC Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                         2819                           52-2107911
(State or Other Jurisdiction of    (Primary Standard Industrial            (IRS Employer
 Incorporation or Organization)     Classification Code Number)        Identification Number)

                              Henry Z Shelton, Jr.
                Senior Vice President and Chief Financial Officer
                              6903 Rockledge Drive
                               Bethesda, MD 20817
                                 (301) 564-3200
                       (Name, Address, Including Zip Code,
                   and Telephone Number, including Area Code,
                              of Agent For Service)

                                 ---------------

                                   Copies to:


        Robert J. Moore, Esq.                       Pankaj K. Sinha, Esq.
     Senior Vice President and                      Skadden, Arps, Slate,
          General Counsel                            Meagher & Flom LLP
             USEC Inc.                           1440 New York Avenue, N.W.
       6903 Rockledge Drive                        Washington, D.C. 20005
        Bethesda, MD 20817

                                 ---------------

             Approximate date of commencement of the proposed sale
                        of the securities to the public:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                                                  CALCULATION OF REGISTRATION FEE

    Title of                  Amount to be              Proposed Maximum            Proposed Maximum              Amount of
Securities to be             Registered (1)            Offering Price per          Aggregate Offering          Registration Fee
   Registered                                               Unit (2)                   Price (2)

  Common Stock,                 3,000,000                  $11.65625                  $34,968,750                   $9,722
 par value $.10
===============================================================================================================================

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the rules and regulations under the Securities Act. Pursuant to Rule 457, the proposed maximum offering price per share is based upon the average of the high and low prices of the registrant's common stock on August 17, 1999 on the New York Stock Exchange Composite Transaction Tape.


              -----------------------------------------------------


          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                    USEC Inc.
                              6903 Rockledge Drive
                               Bethesda, MD 20817
                                 (301) 564-3200

         USEC Inc. Dividend Reinvestment and Direct Stock Purchase Plan
                        3,000,000 Shares of Common Stock

          The Dividend Reinvestment and Direct Stock Purchase Plan of USEC Inc. is designed to provide you with a convenient method to acquire shares of USEC common stock through the automatic reinvestment of cash dividends and/or through optional cash payments.

Key Features of the Plan:

Enrollment: If you currently own USEC common stock registered in your name, you may participate in the Plan by completing and returning an enrollment form. You may also enroll online, which will enable you to make online purchases in the future through the online investor services company, StockPower Inc. If you own USEC common stock, but your shares are currently held by a bank or broker in its name (i.e., "street name"), first you will need to contact your broker and request to register the shares in your name and then complete an authorization form.

If you currently do not own any shares of USEC common stock, you may join the plan by completing an authorization form and making an initial cash investment of at least $250.00.

Dividend Reinvestments: You may reinvest all, some or none of your cash dividends in additional shares of USEC common stock. You may change your reinvestment election at any time.

Additional Investments: Once you have enrolled, you may choose to make additional investments in any amount (from $50.00 to a maximum of $250,000 per year) by check or money order, through automatic monthly deductions from a qualified bank account, or online, through StockPower Inc.

Purchase Price: The Plan may purchase USEC common stock directly from USEC or on the open market, as periodically determined by USEC. The purchase price for shares purchased in the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Plan participants. The purchase price for shares purchased from or sold to USEC will be the average of the high and low sales price reported on the New York Stock Exchange for the day of the transaction.

Fees: There are certain enrollment, investment, dividend reinvestment, brokerage and sales fees associated with the Plan, which we describe further in this prospectus.

More Information: For more information about the Plan, call the Plan's toll free number, 1-888-485-2938 or see USEC's website at www.usec.com.

USEC's common stock is, and the additional shares offered through the Plan will be, listed on the New York Stock Exchange under the symbol "USU."

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          You should consider carefully the risk factors beginning on page 5 of this prospectus.

                 The date of this prospectus is August 20, 1999.

Where You Can Find More Information

          We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC's Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public on the SEC's Internet site (http://www.sec.gov).

          You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with any information that is different.

          This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted. Furthermore, you should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Incorporation of Certain Documents by Reference

          The following documents filed by us with the SEC are incorporated into this prospectus by reference:

          (1)  our Annual Report on Form 10-K for the year ended June 30, 1998;

          (2) our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999;

          (3)  our Current Report on Form 8-K, dated June 10, 1999; and

          (4) the description of our common stock contained in a registration statement filed under the Securities Exchange Act of 1934, as amended, and any amendments or reports filed with the SEC for the purpose of updating such description.

          As long as we offer the Plan, we also incorporate by reference additional reports, proxy statements, and other documents that we may file with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act. Incorporating by reference means that we are disclosing information to you by referring you to other documents we file with the SEC.

          We will provide to any person to whom this prospectus is delivered a free copy of any of the documents incorporated by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference). You may obtain copies directly from the SEC's Internet site noted above or request copies by writing or telephoning us at the following address:

                                        USEC Inc.
                                        6903 Rockledge Drive
                                        Bethesda, Maryland 20817
                                        (301) 564-3200
                                        Attention: Investor Relations

Overview of USEC

          USEC is a global energy company and a world leader in the production and sale of enriched uranium for use in nuclear power plants. We enrich uranium at two plants located in Paducah, Kentucky and near Portsmouth, Ohio. These plants are among the largest industrial facilities in the world.

          Our fiscal 1999 revenue totaled $1,528.6 million. Net income for the fiscal year was $152.4 million, which includes a special income tax benefit of $54.5 million and special charges of $34.7 million for contract terminations, shutdown activities, and employee severance and benefit arrangements related to the suspension of an advanced technology program.

          RISK FACTORS. You should consider carefully the following risk factors in addition to the more detailed information in our periodic reports filed with the SEC.

Trend Toward Lower Pricing -- the market price of separative work units has been declining and may decline further.

          Changes in the market price of separative work units can significantly affect our profitability. Factors influencing such changes include:

          o    industry overcapacity;

          o exchange rate fluctuations relating to the U.S. dollar versus competitors' currencies;

          o    production costs of other enrichment suppliers;

          o    excess inventory at customer facilities;

          o changes in trade restrictions that limit imports of separative work units, uranium, and enriched uranium product from countries comprising the former Soviet Union; and

          o    decreases in global demand.


          Recent industry and global economic developments have intensified the effects of production over-capacity and continuing lower prices for enrichment services. Our new contracts have significantly lower prices per separative work unit and substantially shorter terms than the contracts we entered into several years ago. Further, we have resisted lowering prices to levels that would fail to meet our margin requirement, even when it has meant a decline in market share. As our older customer contracts expire, and our contract backlog becomes more heavily weighted with new contracts having lower prices, our average separative work unit price decreases. This trend may adversely affect our financial performance.

Electricity -- increases in costs of power negatively impact our production costs.

          The plants we operate require substantial amounts of electricity to enrich uranium, representing 57% of our production costs for fiscal year 1999. We purchase power under three types of arrangements: firm, supplemental firm and non-firm power. Our production costs increase to the extent that the cost of any of the three types of power rise. In the non-firm power market, prices are generally trending upward with higher levels of volatility. USEC will manage its production levels and power purchases to reduce its exposure to this trend in non-firm power prices, although there can be no assurance that USEC will be successful in reducing such exposure.

          During certain periods, including the summer months when power costs are typically higher, almost all of the power supplied to the Paducah plant must be purchased at market-based rates because it is not firm power. To minimize our exposure to price volatility this summer, we made arrangements to purchase supplemental firm power for the Paducah plant and made modifications to our power supply arrangement at Portsmouth to allow us to transfer power to Paducah.

While the cost of the supplemental firm power was equal to or less than comparable market rates, the average cost was significantly higher than historical levels. We expect that we will need to negotiate similar arrangements for the summer of 2000 and years beyond. However, there can be no assurance that we will be able to make similar arrangements in future years, and our inability to do so could affect our financial condition.

          When our costs of supplemental firm and non-firm power are high, we reduce our production of separative work units at the plants consistent with inventory levels and contractual obligations. However, operating the plants at the lower production levels results in higher unit production costs per separative work unit which may adversely affect our profitability. In addition, an unanticipated interruption in the power supply to the plants could have a material adverse effect on USEC's financial condition to the extent we have to curtail operations for any length of time.

          A portion of the total price we pay for firm power reflects capital expenditure costs at the power plants supplying this power. These capital expenditures may increase in the coming years, resulting in increases in our cost of firm power, which could adversely affect our financial performance.

Variability of Revenue and Operating Results -- our revenue and operating results fluctuate significantly from quarter-to-quarter, and even year-to-year.

          Under their contracts with us, our customers determine their requirements for our enrichment services based on their refueling schedules for their nuclear reactors, which generally range from 12 to 18 months (or in some cases up to 24 months). Refueling schedules are in turn affected by, among other things, the seasonal nature of electricity demand, reactor maintenance, and reactors beginning or terminating operations. Utilities typically schedule the shutdown of their reactors for refueling to coincide with the low electricity demand periods of spring and fall. Thus, utilities generally schedule their reactors for fall refueling, spring refueling or for 18-month cycles alternating between both seasons. In addition, we provide customers a window ranging from 10 to 30 days to take delivery of enriched uranium. Refueling orders typically average $14.0 million per customer order for our uranium enrichment services.

          We plan our cash outlays for power and other production costs, a significant portion of which is fixed in the short-term, on the basis of meeting customer orders and achieving revenue targets for the year. As a result, a relatively small change in the timing of customer orders may cause earnings and cash flow results to be substantially above or below expectations.

          We supplement our uranium enrichment revenue through new sales of natural uranium, of which we have a large inventory. However, given the volatility in the natural uranium market, we may not be able to sell our inventory of natural uranium at anticipated prices and quantities. In addition, if the market price of natural uranium decreases to below our carrying cost, this decrease could have an adverse effect on our results of operations.

Competition -- our competitors may be less cost sensitive or be favored due to national loyalties.

          In the highly competitive global uranium enrichment industry, we compete with the following three major producers:

          o    AO Techsnabexport ("Tenex"), a Russian government entity;

          o Eurodif/Cogema ("Eurodif"), a consortium controlled by the French government; and

          o Urenco, a consortium of the British and Dutch governments and private German corporations.

          Our competitors may have greater financial resources and receive other types of support from their respective governmental owners which enable them to be less cost sensitive. In addition, our competitors' decisions may be influenced by political and economic policy considerations rather than prevailing market conditions. Further, purchasers in certain areas (particularly Europe and the countries comprising the former Soviet Union) may favor their local producers, due to government influence or national loyalties.

Purchases Under the Russian Contract -- we can be adversely affected by unanticipated delays in delivery, and the price we pay may exceed the price at which we can resell. We could also be terminated as Executive Agent, and any replacement would present significant new competition for us.

          In January 1994, USEC entered into a 20-year contract to purchase separative work units from Tenex (the "Russian Contract"). As the volume of separative work units purchased under the Russian Contract increases, we operate the plants at lower production levels resulting in higher unit production costs. Our objective is to manage our production and inventory levels (including anticipated purchases under the Russian Contract) in a manner that most efficiently meets customer demand for enrichment services. Deliveries by Tenex have been delayed from time to time. To date, our ability to fill customer orders has not been disrupted due to our existing inventory. However, an unanticipated significant delay in deliveries of Russian separative work units, or deliveries of separative work units not meeting commercial specifications, could require unplanned adjustments to production levels at the plants, and could adversely impact our profitability.

          The current separative work unit prices under the Russian Contract, which are fixed through the year 2001 and subject to negotiation thereafter, are substantially higher than our marginal cost of producing separative work units and may be higher than the current market price. The average price of separative work units in our backlog of contracts exceeds the price we pay under the Russian Contract, but the current trend is for such average price to decline as our contract backlog becomes more heavily weighted with newer, lower priced contracts. The effect of this pricing structure will become more pronounced if the market price for separative work units declines further, and it is possible that the price we pay for the Russian separative work units may exceed the price at which we can resell the material. In addition, as a result of Russian separative work unit purchases, USEC has operated the plants at lower production levels resulting in higher unit production costs.

          We sell substantially all of the Russian separative work units we purchase to utility customers in the United States due to certain political and other restrictions on Russian material that exist in the foreign markets we serve. To the extent that our share of the U.S. market for separative work units decreases, we may have to hold the Russian material we purchase in our inventory for a longer period which could adversely impact our profitability.

          Under an agreement with the U.S. Department of State and DOE, we can be terminated, or resign, as the U.S. Executive Agent, or additional executive agents may be named. In either event, any new executive agent could represent a significant new competitor that could adversely affect our market share and profitability.

Trade Restrictions -- the termination of current U.S. trade restrictions on imports of enriched uranium from countries comprising the former Soviet Union would significantly increase competition and could further depress market prices.

          Since 1992, imports of separative work units and natural uranium from certain countries of the former Soviet Union have been limited by trade restrictions contained in antidumping suspension agreements between the U.S. Department of Commerce ("Commerce") and such countries. Kazakhstan terminated its suspension agreement effective January 1999, and because the U.S. International Trade Commission ("ITC") subsequently determined that no injury to the U.S. industry would result from the import of uranium from Kazakhstan, the trade restrictions on Kazakh uranium were revoked. Although Kazakhstan does not enrich uranium, it has an inventory believed to be over two million separative work units that may present a new source of competition to USEC. Additionally, in August 1999, Commerce initiated "sunset" reviews, which are conducted to determine whether revoking the trade restrictions against the Russian Federation and certain other countries would lead to a recurrence of dumping and material injury to the U.S. industry. The earliest that these trade restrictions could be revoked is January 1, 2000. If trade restrictions are revoked as a result of this "sunset" review process, we would face significantly increased competition and market prices could be further depressed, adversely impacting our profitability.

Customer Concentration -- the loss of a customer, or its delay in making a payment, can adversely affect our financial performance.

          In fiscal year 1999, our 10 largest customers represented 51% of our revenue. If any of our major customers terminates its contract or reduces its requirements, our financial performance could be adversely affected. Further, if a major customer is unable to make timely payments our financial performance could be adversely affected.

Risks Associated with Enrichment Operations

          Enriching uranium requires the use of chemicals that may cause injury. USEC's operations at the plants involve processes that use many different toxic chemicals in significant quantities and some radioactive materials. We follow strict procedures and precautions in the handling, storage and transportation of the materials we use in our operations, and we have not had any significant releases into the environment. Nevertheless, if an accident were to occur, the severity of the accident could be significantly affected by factors within, as well as outside of, our control. These factors include the volume of the release, the speed of corrective action taken by plant employees, the weather and the wind conditions. The primary risk posed by such releases is to humans or animals in close proximity to the release.

          We depend on sustained operation of our production facilities. USEC's operations are subject to the typical risks inherent in operating large scale production facilities. Enrichment plants must be continuously operated, even in periods of low demand. Significant or extended unscheduled downtime at either plant due to the following could adversely affect our operations and financial condition:

          o    equipment breakdowns;

          o    power interruptions;

          o regulatory enforcement actions, including any by the Nuclear Regulatory Commission ("NRC");

          o    labor disruptions; and

          o interruptions caused by potential natural or other disasters, including earthquake activity in the vicinity of the Paducah plant.

          We have committed to operate the plants until 2005, reducing our flexibility to respond to increases in supplies of enriched uranium from other sources. In an agreement with the U.S. Treasury Department (the "Treasury Agreement"), we committed to operate both of the plants until January 1, 2005, subject only to limited exceptions. These exceptions consist of:

          o    fires, floods and other acts of God;

          o    an inability to maintain certain financial ratios;

          o a downgrading, or expectation of a downgrading, of USEC's corporate credit rating to below investment grade;

          o a significant reduction in the worldwide demand for separative work units;

          o a reduction in the average price for separative work units to below $80; or

          o a decrease in operating margins to below 10% during a 12-month period.

          It is possible that our commitment to continue operations at both plants may adversely affect our financial performance.

          Certain expenses we may incur could exceed the amounts we have accrued for these expenses. Upon termination of the lease for the plants, we are responsible for certain lease turnover activities at the plants, including documentation of the condition of the plants and termination of facility operations. We accrue for these costs. We also accrue costs for future disposal of depleted uranium hexaflouride, which is a byproduct of our production process. These accruals, among others, are based on management's estimates of future costs. The actual costs may exceed these estimates, which could adversely affect our financial performance.

Regulatory and Environmental Risks -- our financial condition can be affected by regulatory developments.

          We are subject to certain government regulation. In particular, the NRC regulates the plants under the Atomic Energy Act. If the NRC were to find that we had not complied with its requirements, it could take actions or impose conditions, including suspending operations at the plants, which could adversely affect our financial condition. Our operations are also subject to numerous federal, state and local laws and regulations relating to the protection of health, safety and the environment, including those regulating the emission and discharge into the environment of materials (including radioactive materials). Unanticipated events or regulatory developments related to health, safety and environmental matters could have a material adverse effect on our financial condition.

Forward-Looking Statements

         This prospectus contains certain forward-looking statements. You will find discussions containing forward-looking statements in this "Risk Factors" section, as well as within this prospectus generally. In addition, our use of the words "believes," "intends," "anticipates," "expects" and words of similar import may constitute "forward-looking statements." Because such statements involve risks and uncertainties, our actual results may differ materially from those we express or imply by such forward-looking statements.

                                    THE PLAN

          The following questions and answers describe our Dividend Reinvestment and Direct Stock Purchase Plan and explain how it works.

Purpose

1.        What is the purpose of the Plan?

          The purpose of the Plan is to provide shareholders with a convenient method to purchase shares of USEC common stock and to reinvest cash dividends in the purchase of additional shares.

Eligibility and Enrollment

2.        How does a USEC shareholder enroll in the Plan?

          If you are already a USEC shareholder of record (i.e., if you own shares that are registered in your name, not your broker's), you may enroll in the Plan simply by completing and returning an Authorization Form. You may also phone the Plan Administrator at 1-888-485-2938 to enroll in the Plan, or you may enroll in the Plan online on USEC's website, at www.usec.com.

3. I already own shares, but they are held by my bank or broker and registered in "street name". How can I participate?

          If you currently own shares of USEC common stock that are held on your behalf by a bank or broker (i.e., "street name"), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate. Once the shares are registered in your name, you can complete an Authorization Form or enroll online. Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a shareholder.

4.        I'm not currently a shareholder. May I participate in the Plan?

          Yes. You may enroll in the Plan by completing an Authorization Form for new investors or enrolling online and making an initial investment of at least $250.00 by check or money order. An enrollment fee of $10.00 will be deducted from your initial investment, or $5.00 if you enroll online.

5.        Can I enroll online?

          Yes. Simply go to the USEC website, at www.usec.com, and follow the directions to enroll.

6.        Are there fees associated with enrollment?

          Participation in the Plan is subject to the following fees. These fees may change at any time; you will be notified of any changes.

          Fee Schedule

          One-time enrollment fee in direct purchase plan        $10.00* ($5.00* for online enrollment)
          Dividend reinvestment fee                              5%, up to a maximum of $3.00
          Direct purchase investment fees
               By check or money order                           $ 5.00
               For each automatic debit                          $ 2.00
          Brokerage trading fees:
               Direct Purchase fee (per share)                   $  .05
               Sales fee (per share)                             $  .12
          Fee on each sale of shares                             $15.00 ($10.00 for online sales)
          Fee for bounced check or rejected
               automatic deductions                              $25.00

* If you are not a record holder, this enrollment fee will apply and will be deducted from your initial investment.

7.        Are there additional fees associated with online purchases?

          If you wish to make online purchases using the services offered by StockPower Inc. (the StockPower Stock Click service), you will need to register with StockPower to set up an account. There is no fee associated with registering. After you become a member, the Plan fees you will incur for online transactions are the fees outlined above. When you make online transactions, these fees will automatically be deducted from your checking or savings account. When you become a StockPower member, you will need to provide information regarding a checking or savings account from which these fees will be deducted in the future.

8.        Who may participate in the Plan?

          All U.S. citizens are eligible to participate, whether or not they are currently shareholders. Foreign citizens are eligible to participate as long as their participation would not violate any laws in their home countries or the restrictions on foreign ownership of USEC common stock that are set forth in our Certificate of Incorporation.

Additional Investments

9.        What are the minimum and maximum amounts for additional investments?

          The minimum amount for additional investments is $50.00 and the maximum amount is $250,000 during any calendar year.

10.       How do I make an additional investment?

          You may send a check or money order payable in U.S. dollars to the USEC Inc. Shareholder Investment Plan. Checks must be drawn against a U.S. bank or U.S. bank affiliate. Cash and third-party checks are not allowed. Checks or money orders must be accompanied by the appropriate section of your account statement and mailed to the USEC Inc. Shareholder Investment Plan, BankBoston, N.A., c/o EquiServe, L.P., P.O. Box 9041, Boston, Massachusetts 02205-9835. You may also make additional investments online, through StockPower Inc. Simply go to our website, at www.usec.com, and follow the instructions provided. You can link directly to StockPower from our website.

11. May I have additional investments automatically deducted from my bank account?

          Yes. You may authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.

          o To initiate this service, you must send an Authorization Form, with the "Automatic Deduction Service" section completed, to the Plan Administrator.
          o To change any aspect of the instruction, you must send a revised Authorization Form, with the "Automatic Deduction Service" section completed, to the Plan Administrator.
          o To terminate the deductions, you must notify the Plan Administrator at 1-888-485-2938.

          All of the above may also be done through your online StockPower account.

          Initial set-up, changes and terminations to the automatic deduction instructions will be made as soon as practicable. Once effective, funds will be deducted from your designated account on the 15th day of each month, or the next business day if the 15th is not a business day.

12.       Will I be charged fees for additional investments?

          Yes. For any investment made by check or money order, an investment fee of $5.00 will be deducted at the time of the investment. An investment fee of $2.00 per investment will be deducted for any investment made by automatic monthly deduction. In addition, the purchase price will include a service fee of $.05 per share, which includes brokerage commissions.

13.       How are payments with "insufficient funds" handled?

          If the Plan Administrator does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

          In addition, you will be charged an "insufficient funds" fee of $25.00. The Plan Administrator may place a hold on the Plan account until the "insufficient funds" fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

14.       When will shares be purchased?

          The Plan Administrator will buy shares twice each week, on Tuesday and Thursday (or the next business day) if your funds are received no later than two business days before that Tuesday or Thursday investment. However, if you are using the online method to invest, your order must be placed four business days prior to the investment date in order for the Administrator to receive the funds in time for the investment cut off.

15.       What is the price of shares purchased under the Plan?

          The purchase price for shares purchased by the Plan Administrator in the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Plan participants. The purchase price for shares purchased from or sold to USEC will be the average of the high and low sales price reported on the New York Stock Exchange's consolidated tape for the day of the transaction.

          For automatic monthly purchases, shares will be purchased with the last weekly investment of the month, if your enrollment material is received by the last business day of the previous month.

          The Plan Administrator will use your investment to purchase as many full shares as possible and will use any amount remaining to purchase a fraction of a share.

Dividends

16.       Must my dividends be reinvested automatically?

          No. You may elect partial or no reinvestment of your dividends by completing the appropriate form obtained from the Plan Administrator. Unless you make an election, all cash dividends on shares you hold outside of the Plan will be paid to you, and dividends on shares in your Plan account will be reinvested automatically in additional shares of USEC common stock. If you choose partial investment, you must identify the number of shares in your account on which you would like to receive cash payments for dividends.

17.       When will my dividends be reinvested and at what price?

          The reinvestment of your dividends will generally be completed within five business days of the dividend payment date. The price of shares purchased on the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Plan participants. The purchase price for shares purchased from or sold to USEC will be the average of the high and low sales price reported on the New York Stock Exchange for the day of the transaction.

Source of Stock

18.       What is the source of USEC stock purchased through the Plan?

          At USEC's option, share purchases will be made in the open market or directly from USEC. USEC may change the source of shares only once in any three month period. Share purchases on the open market may be made on any stock exchange where USEC common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither USEC nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

Sale of Shares

19.       How do I sell my shares?

          You can sell some or all of the Plan shares you hold in book-entry form by contacting the Plan Administrator. Each account statement you receive will have a form for this purpose. You can also sell your shares by calling the Plan Administrator at 1-888-485-2938 . You can also sell your shares online if you have become a member of StockPower.

          The Plan Administrator will sell shares daily during New York Stock Exchange hours. The sale price for your shares will be the average weighted price per share received by the Plan Administrator for all sales made that day for Plan participants. A $15.00 service charge (or $10.00 for an online sale) and a service fee of $.12 per share, which includes brokerage commissions, will be deducted from your sale proceeds.

          Please note that the Plan Administrator is not able to accept instructions to sell on a specific day or at a specific price.

          If you prefer, you can withdraw shares from the Plan, at no cost to you, and sell them through a broker of your own choosing. Shares will normally be mailed to you within five business days of receipt of your instructions. If you sell a portion of your shares, the Plan Administrator will continue to reinvest the dividends on the shares remaining in your account, based on the number of shares previously authorized by you.

How Shares Are Held

20.       How does the safekeeping service (book-entry shares) work?

          All shares of USEC stock that are purchased through the Plan will be held by the Plan Administrator, BankBoston, N.A., and registered in book-entry form in your Plan account on the records of the Plan Administrator. If you hold USEC common stock certificates outside the Plan you may also, at any time, deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be included in book-entry form in your Plan account.

21.       How do I deposit my USEC Inc. stock certificates with the Plan
Administrator?

          To deposit certificates into the Plan, you should send your certificates, by registered and insured mail, to the Plan Administrator at BankBoston, N.A., c/o EquiServe, L.P., P.O. Box 8040, Boston, MA 02266-8040, with written instructions to deposit those shares in your Plan account. The certificates should not be endorsed and the assignment section should not be completed.

22.       Are there any charges associated with this custodial service?

          No. There is no cost to you either for having the Plan Administrator hold the shares purchased for you through the Plan or for having the Plan Administrator deposit the stock certificates you hold into your account.

23.       How can I receive a stock certificate?

          Normally, stock certificates for shares purchased under the Plan will not be issued; rather shares will be registered in the name of the Plan Administrator or its nominee and credited to your Plan account. However, you may request a stock certificate by indicating your preference on the stub attached to your account statement and forwarding it to the Plan Administrator. There is no charge for this service. Requests for certificates may also be done by phone, at 1-888-485-2938. Stock certificates for fractional shares will not be issued under any circumstances.

Transfers of Shares

24.       Can I transfer shares that I hold in the Plan to someone else?

          Yes. You may transfer ownership of some or all of your Plan shares by sending the Plan Administrator written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant's account.

          You may transfer shares to new or existing USEC shareholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share. If you are opening a new Plan account for a transferee, you must include an Authorization Form with the transfer instructions. If no indication is given, the new Plan account will be coded for full dividend reinvestment.

Withdrawal from the Plan

25.       How do I close my Plan account?

          You may terminate your participation in the Plan by contacting the Plan Administrator or by completing the appropriate section of your account statement and returning it to the Plan Administrator. Upon termination, you must elect either to receive a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional shares, or to have all of the shares in your Plan account sold for you as described above and pay applicable fees and commissions.

          The Plan Administrator will send you your proceeds, without interest, or your certificates as soon as is practicable. If a notice of withdrawal is received on or after the record date, but before the related dividend payment date, the Plan Administrator will not process your request until after the dividend reinvestment has posted to your account. Thereafter, cash dividends on shares you physically hold will be paid out to you and not reinvested in USEC common stock.

Administration

26.       Who administers the Plan?

          The Plan is administered by BankBoston, N.A., c/o EquiServe, L.P., USEC's stock transfer agent, registrar and dividend disbursing agent. As Plan Administrator, BankBoston acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan.

          Purchases and sales of USEC common stock under the Plan are made by an independent broker-dealer acting as purchasing agent for Plan participants. To the extent required by applicable law in certain jurisdictions, shares offered under the Plan are offered through an independent broker-dealer.

27.       How do I contact the Plan Administrator?

          To request enrollment packages or for other questions, please call 1-888-485-2938 or write to:

               USEC Inc. Shareholder Investment Plan
               c/o BankBoston, N.A.
               P.O. Box 8040
               Boston, Massachusetts  02266-8040

          or refer to USEC's website:
               http://www.usec.com

          or refer to the Plan Administrator's website:
               http://www.equiserve.com

          When communicating with the Plan Administrator, you should have available your account number and taxpayer identification number.

28.       What kind of reports will be sent to participants in the Plan?

          You will receive a quarterly statement of account activity. Supplemental account statements will be provided for any month in which you make a cash investment or deposit, transfer or withdraw shares. You will also receive transaction statements promptly after each sale of shares under the Plan. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, you will receive all communications sent to other shareholders, such as annual reports and proxy statements.

StockPower Membership

29. Are there additional benefits to being a member of StockPower, other than the ability to complete transactions online?

          Yes. Once you are a StockPower member, you can also link to any of your other existing StockPower accounts. In addition, you can review your USEC stockholder account at anytime, right from your own personal computer. You can also arrange to receive notification of Annual Reports and other materials over the Internet.

Additional Information

30.       How would a stock split or stock dividend affect my account?

          Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your book-entry position. Of course, you may request a certificate at any time for any or all of your shares.

31.       How do I vote my Plan shares at shareholder meetings?

          You will be sent a proxy statement in connection with each meeting of USEC shareholders, together with a proxy card. This proxy card, when duly signed and returned, will be voted as you indicate. Fractional shares will be aggregated and voted in accordance with the participant's directions. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted.

32.       Can the Plan be changed?

          We may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes.

          Upon discontinuance of the Plan, we will return to you any uninvested automatic deductions from your bank account, any uninvested optional cash investments or initial investment, issue free of charge a certificate for full shares credited to your account and pay you in cash for any fractional shares credited to your account.

33.       What are the responsibilities of USEC and the Plan Administrator?

          Neither USEC nor the Plan Administrator, BankBoston, N.A., will be liable for any act, or for any failure to act as long as they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that accompany each investment or activity.

          Participants should recognize that neither USEC nor the Plan Administrator can promise a profit or protect against a loss on the common stock purchased under the Plan.

          Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the USEC Board of Directors at its discretion, depending upon future earnings, the financial condition of USEC and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Tax Consequences

          You should consult with your tax advisor for a complete analysis of the tax consequences of participating in the Plan. Cash dividends reinvested under the Plan will be taxable for U.S. Federal income tax purposes as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

          You will not realize a gain or loss for U.S. Federal income tax purposes upon a transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares sold. In order to determine the tax basis for shares in your account, you should retain all account and transaction statements.

          Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Plan Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which the participant resides. In addition, dividends paid on shares in Plan accounts are subject to the backup withholding provisions of the Internal Revenue Code. Accordingly, the amount of any dividends, net of the applicable withholding tax, if any, will be credited to participant Plan accounts for investment in additional shares of USEC common stock.

Available Information

          This prospectus constitutes a part of a Registration Statement on Form S-3 filed by USEC with the SEC under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                                 USE OF PROCEEDS

          If treasury shares or newly-issued shares of common stock are purchased under the Plan, we will use the proceeds from those sales for general corporate purposes. We will not receive any proceeds when shares of common stock are purchased under the Plan in the open market.

                              PLAN OF DISTRIBUTION

          The Plan provides for the purchase of shares of common stock, which may be either newly-issued shares, shares held in our treasury, or shares purchased on the open market by the Plan Administrator. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three-month period. The primary consideration in determining the source of shares of common stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of common stock purchased for participants in the Plan will be purchased on the open market, subject to the limitation on changing the source of shares of common stock.

                                     EXPERTS

          Our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 1998 are incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving that report.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered pursuant to this prospectus have been passed upon for USEC by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C., special counsel for USEC.

                                TABLE OF CONTENTS


Key Features of the Plan
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Overview of USEC
Risk Factors
The Plan
Use of Proceeds
Plan of Distribution
Experts
Legal Matters

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, to be paid by
USEC:

                  SEC registration fee                        $9,722
                  Printing expenses                           $5,000
                  Legal fees and expenses                     $50,000
                  Accounting fees and expenses                $5,000
                  Plan Administration fees                    $22,500
                  Miscellaneous                               $40,000
                                                              -------
                            Total                             $132,222

Item 15.  Indemnification of Directors and Officers.

          USEC's By-Laws incorporate substantially the provisions of the General Corporation Law of the State of Delaware (the "DGCL") in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of USEC. In addition, USEC is authorized to indemnify employees and agents of USEC and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

          USEC's Certificate of Incorporation provides that USEC shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of USEC and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the Board of Directors. USEC's Certificate of Incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision is limited to monetary damages, applies only to a director's actions while acting within his or her capacity as a director, and does not entitle USEC to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to USEC or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

          Section 145 of the DGCL provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

          USEC has entered into indemnification agreements with the directors and certain officers pursuant to which USEC has agreed to maintain directors' and officers' insurance and to indemnify such officers to the fullest extent permitted by applicable law except for certain claims described therein.

          USEC maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Item 16.  Exhibits.

          (a) The following exhibits are filed as part of this Registration Statement.

Exhibit No.    Description

  5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the shares offered by this Registration Statement.
  23.1         Consent of Arthur Andersen LLP, independent public accountants.
  23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit No. 5.1).
  24.1 Powers of Attorney (set forth on signature page of this Registration Statement).

Item 17.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filled with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
               Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on August 20, 1999.

                                  USEC INC.



                                  By:  /s/ William H. Timbers, Jr.
                                       -----------------------------------------
                                  Name:    William H. Timbers, Jr.
                                  Title:   President and Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

          We, the undersigned officers and directors of USEC Inc., hereby severally constitute and appoint William H. Timbers, Jr. and Henry Z Shelton, Jr., and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement, and generally to do all things in our names and on our behalf in such capacities to enable USEC Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature                              Title(s)                        Date



/s/ James R. Mellor            Chairman of the Board             August 20, 1999
----------------------------     and Director
    James R. Mellor



/s/ Joyce F. Brown, Ph.D.      Director                          August 20, 1999
----------------------------
    Joyce F. Brown, Ph.D.



/s/ Frank V. Cahouet           Director                          August 20, 1999
----------------------------
    Frank V. Cahouet



/s/ John R. Hall               Director                          August 20, 1999
----------------------------
    John R. Hall



/s/ Dan T. Moore, III          Director                          August 20, 1999
----------------------------
    Dan T. Moore, III



/s/ William H. White           Director                          August 20, 1999
----------------------------
    William H. White



/s/  William H. Timbers, Jr.   President and Chief Executive     August 20, 1999
----------------------------   Officer (Principal Executive
     William H. Timbers, Jr.   Officer) and Director



/s/  Henry Z Shelton, Jr.      Senior Vice President and Chief   August 20, 1999
----------------------------   Financial Officer (Principal
     Henry Z Shelton, Jr.      Financial and Accounting Officer)